Exhibit 10.14

Purchase Agreement and

Escrow Instructions

EFFECTIVE DATE:

__May 5, 2005______

PARTIES:

Buyer:

Castle Arch Real Estate

Seller:

Highway 1 Group. Inc.

Escrow Holder:

Security Title Company

This Purchase Agreement and Escrow Instructions (“Agreement”) is made and entered into by and between the above-named parties effective as of the date set forth above (the “Effective date”). For the sake of convenience, Seller is hereinafter referred to as “Seller”, and buyer is hereinafter referred to as “Buyer”.

RECITALS:

A.

Seller has entered into a Purchase Agreement and Escrow Instructions dated April 15, 2005 (the “Prior Agreement”), with Shields Family, LLC (the “Prior Owners”). The owners(s) of certain real property in the Tooele county, Utah, consisting of approximately 79.068 acres of unimproved property located on the Northeast Corner of Pine canyon Road and Droubay Road, Assessor’s Parcel Number 03-024-0-0005 (hereinafter called the “Property”). Under the Prior Agreement, Seller has the right, subject to conditions, to purchase and become the fee title owner of the Property.

B.

Seller and Buyer mutually desire that Buyer have the right and obligation to purchase a portion of the Property on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises contained herein, the parties hereby agree, and Escrow holder is hereby instructed, as follows:

1.

THE PROPERTY. Seller now owns that certain real property located in the county of Tooele, Utah, described in recital A above (the “Property”). The Property specifically includes all improvements now located thereon, together with any interest in water rights that Seller may have with respect to the Property and all easements and appurtenances thereto.

The Property also includes any right to receive compensation or benefit, including refunds and credits, for right of way that is sold, taken or donated, whether such sale, taking or donation occurs before or after close of escrow; and all such compensation or benefit shall belong to buyer whether the said sale, taking or donations occurs before or after close of escrow. If such sale, taking or donation occurs before close of escrow, then Buyer shall not actually receive such benefit unless and until buyer closes escrow on the portion of the Property to which such sale, taking or donation pertains. Neither buyer nor Seller shall negotiate or arrange for any such sale, taking or donation without the other Party’s prior written consent.

2.

PURCHASE. Pursuant to the terms set forth in this Agreement, Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller.

3.

PURCHASE PRICE/DEPOSITS/PAYMENT.

3.1

Purchase Price. The Purchase Price of Two Million Two Million Three Hundred Seventy One Thousand Eight Hundred Dollars ($2,371,800.00) or $30,000.00 per acre. The Purchase Price shall be based on gross acreage (not developable property); provided, however, that the Purchase Price shall not be payable with respect to any portion of the Property already dedicated for road easements, if any.

The Purchase Price shall be fixed upon a boundary survey of the Property. Seller has received a recent survey from a licensed surveyor which will be utilized by the buyer as the fixed boundaries of the Property have occurred since said survey.

3.2

Deposit. Immediately upon execution of this Agreement by both Buyer and

Seller, within three (3) business days, “Buyer” shall deposit Twenty Thousand Dollars and No/100 Dollars ($20,000.00) (the “Deposit”) with Escrow holder. Prior to expiration of the “Feasibility Period” described below in Section 6.3 of this Agreement, if Buyer is not satisfied that the Property is suitable for Buyer’s purposed, then Buyer shall give written notice thereof after which the Deposit shall be refunded to buyer, this Agreement shal be canceled, and the parties shall have no further obligation to each other unless otherwise provided in their Agreement.

Upon completion of the Feasibility Period the Buyer’s satisfaction, buyer shall deposit an additional thirty thousand Dollars (30,000.00) which, when added to the Deposit, shall thereafter referred to as the Deposit and which shall become non-refundable and released through escrow to the Seller immediately upon expiration of the Feasibility Period. If buyer thereafter fails to close escrow due to Buyer’s default, then the deposit shall be retained by Seller as liquidated damages, as provided in Section 16 of this Agreement.

3.3

Payment at closing. At Close of Escrow, the Deposit shall be credited to

Buyer and paid to Seller, and the balance of the Purchase Price shall be paid to Seller through escrow in cash.

3.4

Tax Exchange. Buyer shall cooperate, at no expense to Buyer, with Seller in effecting the sale for the Real Property as part of an IRS 1031 exchange, but any such exchange shall not delay the Closing Date.

4.

CONDITION OF TITLE.  Buyer has requested that Security Title Company (hereinafter referred to as “Escrow Holder”) prepare a Preliminary Report for the Property. Copies of any liens and other matters referenced in such Preliminary Report shall be furnished to the parties upon request to Escrow Holder.

Buyer shall have thirty (30) days from receipt of Preliminary report in which to disapprove of any exceptions described in the Preliminary  both Seller and Escrow Holder.  All matters not so disapproved in writing within said 30-day period shall be deemed to have been approved by Buyer.

Upon receipt of such written disapproval, Seller shall have fifteen (150 days to notify Buyer whether or not seller intends to remove the disapproved exceptions from title to the Property prior to Close of Escrow. If Seller Indicates that it does not intend to remove such exceptions, then within fifteen (15) days thereafter, Buyer may, at the sole option of Buyer, elect either (a) to accept title subject thereto, in which case such exceptions shall no longer be deemed disapproved exceptions, or (b) to terminate this Agreement without any further liability whatsoever by Seller to Buyer.

At the close of escrow, title to the Property shall be subject to no momentary liens except for the lien of real property taxes and assessments not yet due and payable. In addition, title to the Property shall be subject to all other matters disclosed in the Preliminary Report (except for the Property shall be subject to all other matters disclosed in the Preliminary Report (except for monetary liens as described in the preceding sentence) not disapproved by buyer as described in the preceding paragraph. The foregoing matters are referred to as the “Permitted Exceptions.”

At the close of escrow, Escrow Holder shall issue a Standard Owner’s Policy of Title Insurance, insuring the interests of Buyer, and showing title to the Property vested in Buyer and in the condition of title as described in this Section. The total liability of the policy of title insurance shall be in the amount off the Purchase Price for the Property. The close of escrow and the obligations of the parties hereunder are conditioned upon Escrow Holder’s ability to issue such policy of title insurance.

5.

CONDITION OF PROPERTY

5.1

Buyer’s Investigation. Buyer is an experienced developer. Prior to Close of Escrow Buyers hall have inspected the Property, and shall have formulated its own opinion as to the feasibility of developing the Property, and in deciding whether or not to purchase the Property. Except as specifically set forth in this Agreement, Buyer is relying on its own investigation and is not relying on any representations and warranties of Seller.

5.2

Seller’s Representations and Warranties. Notwithstanding the foregoing, Seller makes the following representations and warranties to Buyer. As used in each of the following representations and warranties, references to Seller’s “knowledge” refer to the actual knowledge of Seller at the time this agreement is executed. Seller represents and warrants to Buyer as follows:

5.2.1

Health and Safety Disclosures. Seller does not have any knowledge of the existence of any of the following: (i) any soil or water contamination or pollution located on or originating at the Property, (ii) any hazardous waste or substance stored, treated, released, discharged or disposed of on, under or at the Property except for such substances as have been used for farming operations conducted at the Property in accordance with all applicable statutes, ordinances and regulations; (iii) any underground storage tanks which exist on the Property; or (iv) any waste disposal at or on the Property which has not been done in accordance with all applicable statues, ordinances and regulations.

Seller has received no notice of any pending or threatened action or proceeding regarding such environmental or health and safety statutes, ordinances or regulation. Notwithstanding the foregoing, Seller has disclosed to Buyer, and Buyer is aware, that the Property has been used for farming purposes, and that normal and customary farming practices include the application of pesticides, herbicides, and fungicides, and other chemicals, some of which may consuetude hazardous materials.

5.2.2

No Violations. To the Best of Seller’s knowledge there is no violation of ay other statute, regulation, laws or ordinance applicable to the Property. There is no proceeding pending regarding such statue, regulation, law o r ordinance, or to Seller’s knowledge threatened; and Seller has received no notice thereof.

5.2.3

No litigation. To the best of Seller’s knowledge there I no litigation mediation, arbitration, or other dispute resolution proceeding pending with respect to the Property, or to Seller’s knowledge threatened; and Seller has received no notice thereof.

5.2.4

Endangered Species. To the Best of Seller’s knowledge that to here are no endangered, protected or listed species present or inhabiting the property, or any other environmentally sensitive issues relating to the development of the Property.

5.2.5

Wetlands. To the Best of Seller’s knowledge that the property does not contain wetlands and is not in a floodplain or in a wetlands area.

5.2.6

Authority of Seller. Seller represents that, provided Seller successfully acquires fee title ownership and possession the Property pursuant to the Prior Agreement, Seller will be, as of close of Escrow, the sole owner of the Property and will have, as a Close of Escrow, full and sole authority to grant rights and interest to buyer described in the Agreement and to convey the Property to Buy, an that the signatures affixed to this document ton behalf o Seller are the only signatures required to bind Seller to the Provisions of this Agreement.

5.2.7

Agricultural Preserve Act. Seller has not entered into any covenant, easement contractual restriction on or prohibition against development, such as and including but not limited today agricultural preserve contract, or environmental covenant or easement, with respect to the property.

5.2.8

Seismic zone. This property is not located in a known, active, seismic zone.

5.3

Inspection of Property. At all times during the effect of this Agreement, including times prior to the close of Escrow, Buyer and buyer’s agents and representatives shall have the right to enter onto the Property during normal business hours for purposes of conducting such engineering, soil, geological, and environmental inspection and testing on the Property as may be necessary or appropriate under this agreement. In addition, Buyer may drill test wells on the Property. Buyer shall properly plug and abandon any dry test-holds in accordance with applicable laws and regulations.

All such inspections, testing and drilling shall be at Buyer’s sole risk and expense. Buyer shall coordinate all such activities with Seller, and shall give not give less that twenty-four (24 hour’s prior notice to Seller of any such proposed activities.

5.4

Payment of Inspection Costs. Buyer shall promptly pay all costs, fees and expenses incurred as a result of or associated with any such inspection, testing and /or drilling activity conducted on or about the Property as permitted hereunder. Buyer shall indemnify and hold Seller harmless from and against any and al costs, damages, expense, claims or liability, loss of life and/or property damage which results from the acts or omissions of Buyer or its agents, representatives, and independent contractors in performing or preparing for any such inspection, testing and/or drilling activity on or about the Property.

5.5

No Liens Against Property. Buyer shall keep the Property fee from ay and all mechanics, material men’s, design professionals or similar liens or charges from any such inspection, testing and/or drilling activity on or about the Property shall have the right to contest the correctness or validity of ay such lien, if not later that fie (5) business days after demand by Seller, buyer procures and records a Lien Release bond issued by a corporation authorized to issue surety bonds in Utah in an amount equal to one and one-half (11/2) times the amount of claim of lien. The bond shall meet the requirements of Civil code section 3143, and shall provide for the payment of any sum that the claimant may recover on the claim (together with the costs of suit if the claimant recovers in such action).

6.

DEVELOPMENT ENTITLEMENTS

6.1

Processing by Buyer. At all times during the effect of this Agreement, including times prior to the Close of Escrow, Buyer shall have the right to process all applications, plans, maps, agreements, documents and other instruments necessary or appropriate in order to obtain the entitlements necessary to subdivide and develop the Property in accordance with Buyer’s plans for development of the Property to single family residential housing on the Property (the “Development Plan”). Such applications and entitlements include, but are not limited to, reasoning approval, conditional Use permit(s). General or specific plan Amendments, parcel maps, parcel map waivers and annexation; provided that all such applications shall be made and pursued at buyer’s sole cost and expense.

6.2

Seller’s Cooperation. Seller shall cooperate with Buyer to enable buyer to apply for and obtain such entitlements as may be necessary for buyer’s proposed single family residential homes. In connection with the processing of such applications and entitlements, Seller shall execute such letters of agency or other forms of authorization reflecting buyer’s authority to process the entitlements contemplated herein as reasonable may be required by Buyer. In addition, Seller shall, within three (30 business days after receipt of buyer’s written request therefore, review, approve and execute all applications, plans, maps, agreements and documents which are reasonably required for such development of the Property and which require Seller’s signature. Seller’s approval and signature shall not be withheld unreasonably.

6.3

Feasibility. Buyer shall have until June 1, 2005 (the “Feasibility Period”) to conduct such studies, investigations and analyses as Buyer deems appropriate to determine whether or not the development of the Property, in accordance with the provisions of this Agreement, and in accordance with Buyer’s Development Plan , is or is not feasible (the “Feasibility Study”).

Subject to the other provisions of this Agreement, buyer shall have the right to enter upon the Property and perform tests in conjunction with the feasibility Study. In connection with the feasibility Study, buyer may retain engineers, contractors, architects, accountants, soils, environmental, water and geological consultants, and ay other advisors that Buyer in its sole discretion deems appropriate to determine if the Property is suitable for Buyer’s purposes.

If, by the end of the Feasibility period, Buyer determines, in its sole opinion, that the Property is not suitable for Buyer’s purposed, then the Deposit shall be immediately refunded to Buyer and the parties shall have no further liability to each other. In the absence of any other notice, Buyer’s failure to give the notice described in Section 3.2 above prior to the expiration of the Feasibility Period shall be deemed timely notice of buyer’s determination that the Property is not suitable for buyer’s purposes.

6.4

Seller Information. To facilitate buyer’s Feasibility Study, within five (5) days following the effective Date of this Agreement, Seller shall provide to Buyer ay zoning approvals, zoning information, planning documents and tentative map (s) with conditions and all reports, studies and information that Seller holds with respect ot the Property; and Seller shall instruct its engineers and consultants to share with Buyer such knowledge or information that they have developed with respect to the Property.

6.5

Indemnity. buyer shall indemnify and Hold Seller harmless form and against ay and all costs, damages, expenses, claims or liabilities, and reasonable attorney fees in respect thereof which may occur or result directly or indirectly fro any of Buyer’s acts or missions related to the application(s) for and approval(s) of ay development entitlement of the Property or any other provision of this Section 6.

7.

GRANT DEED. Prior to the close of escrow, Seller shall execute, acknowledge, and deliver to Escrow Holder a good and sufficient Grant Deed conveying title to the Property in fee simple absolute to Buyer, subject to the permitted Exceptions described in Section 4 above.

8.

BROKER’S COMMISION. Buyer and Seller each represent to the other that other that Rick Skandalaris (“Agent”) of CB Richard Ellis (“Broker”). 10 River Prk Place East. Suite 105. Fresno. California 93720 (“Broker”), neither has utilized the services of any outside broker, agent, finder or other party to whom a commission is payable. Seller agrees to pay a commission to Broker equal to five percent (5.0%) of the sales price through sale proceeds at close of escrow (the “Commission”).

Except as aforesaid, each party represents to and for the benefit of the other party that such party has not dealt with any real estate broker, agent, find, middle man, or similar such person in connection with the sale of the Property pursuant to this Agreement, and that the close of escrow hereunder will not cause any obligation to accrue for any broker’s commission or finder’s fee, and each party shall indemnify, defend, and hold the other party harmless from and against any such commission or claim thereto.

9.

PRORATIONS/COST OF SALE/ESCOW. Escrow Holder shall prorate current, non-delinquent real property taxes and assessments on the Property as of the Close of Escrow. No perorations shall be made for insurance premiums. Seller shall pay all costs for (i) the policy of title insurance, and (ii) documentary transfer taxes. Buyer and Seller shall each pay one-half of all other customary closing costs, including (i) recording charges, and (ii) Escrow holder’s fee for services rendered hereunder.

10.

ESCROW HOLDER. The Escrow Holder herein referred to shall be Security Title company, Escrow No.________(attn: Marta Johnson, escrow Officer). Each party hereto shall deposit in such escrow, prior to the date set for the close of same, such sums of money and such documents as may be required to comply with the terms and conditions hereof.

10.1

Deadline for close of Escrow. The date for Close of Escrow shall be on or before September 1, 2005.

10.2

Closing Procedures. Upon close of escrow, Escrow Holder shall:

a)

record the Grant Deed conveying title to the Property from Seller to Buyer, and place the Documentary Transfer Tax information on the back of the deed or on a separate, unrecorded document so that the Purchase price is not disclosed as a matter of public record;

b)

Pay Seller the Purchase Price for the Property, less charges and costs attributable to Seller;

c)

Disburse, as necessary, all funds for perorations, costs of sale and escrow, and title insurance;

d)

Deliver the recorded Deed and policy of title Insurance (as described in Section 4 to buyer;

e)

Deliver to Buyer and Seller, respectively, Escrow Holder’s statement and other documents appropriate for delivery out of escrow.

11.

CLOSE OF ESCROW. The term “Close of Escrow,” as that term Is used in this Agreement, shall mean the date upon which each Deed described in section 7.1 is recorded.

12.

EFFECTIVE DATE. The “Effective Date” shall be the date of the last signature of acceptance of this Agreement and/or counter Offer by the Parties hereto.

13.

TIME OF ESSENCE. Time is of the essence of each provision of this Agreement.

14.

SUCCESSORS AND ASSIGNS. Buyer may assign its rights and obligation to a partnership or other entity in which Buyer retains a substantial economic and managing interest. Such assignment will not relieve Buyer of Buyer’s obligations under this Agreement.

15.

LIQUIDATED DAMAGES. AFTER EXPIRATION OF THE FEASIBILITY PERIOD WITHOUT BUYER’S ELECTION TO TERMINATE THIS AGREEMENT, IF ESCROW FOR THE PURCHASE OF THE PROPERTY FAILS TO CLOSE HEREUNDER AS A RESULT OF BUYER’S MATERIAL DEFAULT, THEN THE ENTIRE DEPOSIT DESCRIBED IN SECTION 3 SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY.

THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF DAMAGES SUFFERED BY SELLER IN THE EVENT OF BUYER’S MATERIAL DEFAULT OF ITS OBLIGATION TO PURCHASE THE PROPERTY WOULD BE DIFFICULT TO DETERMINE, AND FURTHER AGREE THAT THE REASONABLE ESTIMATE OF SUCH DAMAGES IS THE ENTIRE DEPOSIT WHICH SHALL, IN THAT EVENT, BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN COMPLETE SATISFACTION AND PAYMENT OF ALL CLAIMS OF SELLER AGAINST BUYER ARISING FROM SUCH MATERIAL DEFAULT. THE PAYMENT OF SAID SUM SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF BUYER’S MATERIAL DEFAULT, TO THE EXCLUSION OF ANY OTHER LEGAL OR EQUITABLE REMEDY, INCLUDING NOT ONLY DAMAGES, BUT ALSO SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF.

/s/ RDG

/s/ MB

______________

___________

BUYER’S INITIALS

SELLER’S INITIALS

16.

BUYER’S REMEDIES. In the event of a default or breach of this Agreement by Seller, Buyer shall be entitled to any remedy available at law or equity, including but no limited to suit for specific performance and/or damages including consequential damages.

17.

ATTORNEY’S FEES. In the event that any party to this Agreement shall file suit based on this Agreement or take other legal action for the enforcement o reinterpretation of any of the provisions of this Agreement, including such suit or action as my be necessary or germane to resolve or address any issues peculiar to federal bankruptcy law, the non-prevailing party or parties in such action shall, in addition to whatever judgment I rendered or award us granted in that action , pay all expenses and costs incurred by the prevailing party in connection with such action, including a reasonable amount for attorney’s fees.

18.

NOTICES. Any notices to be given under it’s Agreement shall be in writing and unless in fact otherwise received, shall be considered effectively given by mailing of the same by United States first-class mail, postage prepaid or by personal delivery thereof. Notices shall be addresses to the parties at the following addresses:

If to Seller:

Mr. Max Bacerra

President

5600 California Avenue, Suite 630

Bakersfield, California 93309

If to buyer:

Castle Arch Real Estate

Notices given by mail shall be deemed given on that date of mailing and shall be deemed effective two (2) days after the date of deposit in the mail, for purposes of calculating the time within which the other party has to act in response to such notice. Notices given by personal delivery shall be effective upon delivery.

19.

CONSULTATION WITH COUNSEL/NO STRICT CONSTRUCTION. The parties have entered into this Agreement after having consulted their respective attorneys with regard to the effect hereof. No party has relied on any inducements, promised or representations made by any party or representative or ay other person, except for those expressly and specifically described herein.

The parties further acknowledge that all of the parties have participated in the preparation of this Agreement, and the parties hereby agree that no part of this Agreement or any of its terms and conditions shall be construed for or against any party by virtue of the identity of any preparer of this Agreement.

20.

INTEGRATION/MODIFICATIONS.  This Agreement sets forth the entire agreement of the parties hereto with respect to the matters contained herein. Any and all prior negotiations, representations, and agreements concerning the same, whether oral or written, are superseded by this Agreement.

This Agreement may only be modified, amended, or terminated by a later agreement in writing executed by the party to be charged with the modification or amendment.

21.

GENERAL PROVISIONS FOR ESCROW HOLDER. No notice, demand or change of instructions shall be of any effect in this escrow or be recorded by Escrow Holder unless given in writing and signed by both Buyer and Seller. It is fully understood that the liability of Escrow Holder hereunder shall be confined to those things specifically called for in these instructions. All disbursements shall be made by check of Escrow Holder.

Escrow Holder may use a 30-day month for perorations. Recordation of any instrument delivered through escrow, as necessary or proper for the issuance of the policy of title insurance, is authorized. All funds received in this escrow shall be deposited with other funds in a general account of Escrow Holder, with ay state or national bank doing business in the State of Utah and may be deferred to any other such general escrow account.

If Escrow Holder is unable to comply with these instructions and close of escrow on or prior to the date set forth for said closing, without fault on the part of either party, all money and documents deposited with Escrow Holder shall thereafter be returned, upon demand, to the party depositing such money or documents.

If Escrow Holder cannot comply with these instructions on or before the date set for the close of escrow due to the fault of either one of the parties, then the cancellation changes shall be paid equally by the parties.

Escrow Holder’s knowledge of matters affecting the Property (providing such facts do no prevent compliance with these instructions) or Escrow Holder’s delivery or return funds or documents made in strict accordance with this Agreement to the person or persons entitled thereto, shall not create any liability or duty on the Escrow older in addition to its responsibilities under this Agreement.

No notice, demand, or change of instructions shall be of any effect in this escrow or be recorded by Escrow Holder unless given in writing and signed by both Buyer and Seller. It is fully understood that the liability of Escrow holder hereunder shall be confined to those things specifically called for in these instructions. All disbursements shall be made by check of Escrow Holder.

22.

NO MERGER. All of the terms, provisions, representations, warranties, covenants and agreements of the parties under this Agreement shall survive the Close of Escrow and shall not be merged into the Grant Deed or other documents.

23.

EXECUTION OF AGREEMENT. The parties hereto shall each fully execute this Agreement on or before May 1, 2005. The Effective Date of this Agreement must be on or before May 1, 2005. If either party fails to execute this Agreement on or before May 1, 2005, the terms, conditions and agreements contained in this document shall be null and void and unenforceable by either party.

IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement and Escrow Instructions effective on the date first written above.

BUYER: Castle Arch Real Estate

SELLER: Highway One Group Inc.

/s/ Robert Geringer

/s/ Max Bacerra

_______________________

By:_______________________

Max Bacerra

Its:__President______________

May 3, 2005

May 5, 2005

Date______________________

Date______________________